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                                                                   EXHIBIT 10.34
March 17, 1999


Mr. James R. Tobin

Dear Jim:

On behalf of Boston Scientific Corporation, I am very pleased to offer you the position of President and Chief Executive Officer reporting directly to Pete Nicholas, Chairman of the Board.

If you accept our offer, your employment will be effective March 17, 1999.

COMPENSATION:
Boston Scientific's compensation programs provide our employees on a pay for performance basis, with significant compensation opportunities through both annual and long term incentive programs. The objective of these programs is to recognize and reward employees on the basis of both individual and company performance. During employment, your compensation and benefits will be as follows:

* Base Salary: Your annual base salary from your start date through the end of 1999 will be at the rate of $700,000 per year, payable in accordance with the regular payroll practices of Boston Scientific. Your base salary will be reviewed annually thereafter, with your next review scheduled for December, 1999.

* Boston Scientific Performance Bonus Award Program: You will be eligible to participate in this program subject to terms generally applicable to Program participants. As in previous years, the actual 1999 award will be based on a combination of Corporate accomplishment and personal achievement and will be targeted at 100% of your base salary if our goals and objectives are met. You must be employed on the date the award is payable in order to be eligible for payment under this Program.

* Long-Term Incentive Program: You will be nominated for a grant of a non-qualified stock option of 1,000,000 shares, which will provide you an opportunity for equity interest in Boston Scientific. Such options will be granted under the approved 1995 Long Term Incentive Plan for active employees in effect on the date of this letter and will be subject to all terms of that Program. Your options will vest over a five (5) year period at a rate of 20% per year on the anniversary of the initial grant date. In addition, if you are terminated from the Company without cause, all remaining unvested options from this grant will fully vest on your termination date and shall be exercisable for two (2) years following the termination date. The grant of the option is subject to the approval of the Compensation Committee of the Board of Directors of Boston Scientific.


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BOARD MEMBERSHIP:
The Chairman of the Board will recommend your appointment to serve as a Director of Boston Scientific effective your first day of employment.

BENEFITS:
During your employment, you will be eligible to participate in all benefit plans made available by Boston Scientific to it's U.S. employees, subject to plan terms, plan changes and amendments from time to time, and generally applicable Boston Scientific policies. In addition you will be eligible to participate in the Executive Life Insurance Program and in the annual Medical Examination/Automobile Reimbursement Program.

VACATION:
You will be eligible for the maximum vacation allowable under the U.S. plan which is 4 weeks a year. In addition you will be granted all legal holidays that U.S. employees are granted on an annual basis.

BUSINESS EXPENSES:
Boston Scientific will pay or reimburse you all reasonable and customary business expenses incurred or paid by you in the performance of your duties for Boston Scientific, subject to any maximum annual limit and other restrictions on such expenses set by policy and to such reasonable substantiation and documentation as may be specified by Boston Scientific from time to time.


CAPACITY AND DUTIES:
As President and Chief Executive Officer of Boston Scientific Corporation initially you will have the entire Executive Committee reporting to you with the exception of our General Counsel who will report to the Chairman of the Board. In your capacity as President and Chief Executive Officer you will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for Boston Scientific and to abide by all policies and procedures of Boston Scientific as in effect from time to time.

MISCELLANEOUS:
All payments by Boston Scientific under this letter will be reduced by taxes and other amounts required to be withheld by Boston Scientific under applicable law. Compensation programs and benefits will be applied to you on the same terms as are applicable to other participants and are subject to modification, termination or replacement from time to time at the discretion of Boston Scientific.

Please understand that this letter and your response are not meant to constitute a contract of employment for a specific term. This means that, if you accept this offer, you will retain the right to terminate your employment at any time and Boston Scientific will retain a similar right.

I look forward to your acceptance of this offer. It will remain in effect through March 31, 1999. Please sign, date and return this letter and the enclosed Employee Agreement signifying your acceptance of our offer and return it to me at your earliest convenience. There is a second copy enclosed for your personal records.


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This letter and the Employee Agreement together contain the entire agreement between you and Boston Scientific concerning your employment and all related matters. An amendment of this letter or the Employee Agreement will only be effective if in writing and signed by both you and an authorized representative of Boston Scientific. In accepting this offer, you give us your assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are set forth expressly in this letter or the Employee Agreement.

Jim, I am personally delighted that you are joining us and look forward to working with you as a fellow member of the Boston Scientific Executive Committee.

                                                       Very truly yours,

                                                       /s/ Robert MacLean
                                                       Robert MacLean
                                                       Senior Vice President
                                                       Human Resources


Accepted and agreed:                                 Date:

/s/ James R. Tobin                                   03/17/99
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James R. Tobin